Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of November 3, 2022 by and among KludeIn I Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), Paas Merger Sub 1 Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Near Intelligence Holdings Inc., a Delaware corporation (the “Company”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of May 18, 2022 (the “Original Agreement”) and desire to amend the Original Agreement as set forth below;

WHEREAS, pursuant to the Agreement, the Purchaser will acquire 100% of the equity interests of the Company, directly or indirectly, through (i) the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “First Merger”), and (ii) immediately following the First Merger, the merger of the Company with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of the Purchaser (the “Second Merger” and, together with the First Merger, the “Mergers”); and

WHEREAS, in connection with the Mergers and the other transactions contemplated by the Agreement, the parties desire to amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser and the Company agree as follows:

1. Amendments to the Agreement.

1.1 Amendment to Post-Closing Board of Directors. Section 5.17(a) of the Agreement is hereby amended and restated in its entirety as follows:

“The Parties shall take all necessary action, including causing the directors of the Purchaser to resign and appointment of the directors in accordance with this Section 5.17(a), so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals, including (i) one (1) director designated by the Company prior to the Closing, (ii) one (1) director designated by the Purchaser prior to the Closing, and (iii) three (3) directors who are independent under Nasdaq rules that are mutually agreed by the Company and the Purchaser prior to the Closing (such individuals, the “Directors”). At or prior to the Closing, the Purchaser shall provide each Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Director, to be effective upon the Closing (or if later, such Director’s appointment).”

1.2 Amendment to Trust Account Proceeds. Section 5.19 of the Agreement is hereby amended and restated in its entirety as follows:

“The Parties agree that prior to or substantially concurrently with the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, together with any proceeds received by Purchaser from any Transaction Financing and proceeds that become available to either Purchaser or the Company under any Permitted Debt, shall first be used to pay (i) the Purchaser Transaction Expenses, (ii) any loans owed by Purchaser to Sponsor for the Purchaser Transaction Expenses, other administrative costs and expenses incurred by or on behalf of Purchaser and (iii) the Company Transaction Expenses. To the extent cash available from the Trust Account, Transaction Financing and Permitted Debt is insufficient to pay such amounts prior to or substantially concurrently with the Closing, the Company shall instead pay such amounts from its balance sheet or any other source that is available to the Company at such time. Whatever the source of such payments, such amounts, as well as any expenses that are required or permitted to be paid by delivery of the Purchaser’s securities, shall be paid at prior to or substantially concurrently with the Closing. Any remaining cash, including any proceeds received by the Company from the Permitted Equity Financing or any cash that becomes available under any Permitted Debt, will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.”

1.3 Amendment to Minimum Cash Condition. Section 6.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any funded Transaction Financing, prior to the payment of the Purchaser’s unpaid Purchaser Transaction Expenses due at the Closing and before repayment of any loans owed by Purchaser to Sponsor or other amounts due at the Closing, at least equal to Ninety-Five Million U.S. Dollars ($95,000,000) less the aggregate amount of proceeds of any Permitted Equity Financing and any Permitted Debt that is eligible for drawdown by any Target Company following the Closing or previously has been drawn down by any Target Company prior to the Closing (including amounts in escrow that would be eligible to be requested by any Target Company following the Closing) (the “Minimum Cash Condition”) (provided that, for the avoidance of doubt, if such difference is a negative number, the Minimum Cash Condition shall be zero).”

1.4 Addition of Definition of Financing Date. The definition of “Financing Date” is hereby added to Section 10.1 of the Agreement as follows:

““Financing Date” means November 3, 2022.”

1.5 Amendment to Definition of Permitted Debt. The definition of “Permitted Debt” in Section 10.1 of the Agreement is hereby amended and restated in its entirety as follows:

““Permitted Debt” means Indebtedness incurred by any Target Company after the date of this Agreement from third parties, including third party investors, banks or financial institutions, consisting of (i) any outstanding Indebtedness of the Target Companies for borrowed money as of the Financing Date (which amount, for the avoidance of doubt, also shall include any Indebtedness of the Target Companies as of the date of this Agreement, any premium, original issue discount and upfront fees, accrued interest and fees and expenses incurred in connection with an exchange, extension, renewal, repayment, replacement or refinancing of the existing Indebtedness) and (ii) up to One Hundred Million U.S. Dollars $100,000,000 of original principal amount of Indebtedness for borrowed money (plus any premium, original issue discount and upfront fees, accrued interest and fees and expenses incurred in connection with the incurrence of such new Indebtedness) incurred by the Target Companies on or after the Financing Date, pursuant to the financing agreement with Blue Torch Finance LLC and the other parties thereto and any other financing agreements entered into with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) from one or more third parties as may be agreed upon in writing (e-mail being sufficient) from time to time between the Purchaser and the Company.”

2. Miscellaneous.

2.1 No Further Amendment. The Parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2 Other Terms. The provisions of Article IX of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Purchaser:

KludeIn I Acquisition Corp.

By:	/s/ Narayan Ramachandran
	Name:	Narayan Ramachandran
	Title:	Chief Executive Officer

The Company:

Near Intelligence Holdings Inc.

By:	/s/ Anil Mathews
	Name:	Anil Mathews
	Title:	Chief Executive Officer and President

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